Exhibit 99.1

GRAY ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

ATLANTA, June 1, 2021 -- Gray Television, Inc. (“Gray”) (NYSE: GTN) announced today that its Board of Directors has authorized a quarterly cash dividend of $0.08 per share of its common stock and Class A common stock. The dividend is payable on June 30, 2021, to shareholders of record at the close of business on June 15, 2021.

About Gray Television:

Gray Television is a television broadcast company headquartered in Atlanta, Georgia. Gray is the largest owner of top-rated local television stations and digital assets in the United States. Gray currently owns and/or operates television stations and leading digital properties in 94 television markets that collectively reach approximately 24% of U.S. television households. During 2020, Gray’s stations were ranked first in 70 markets and ranked first and/or second in 86 markets, as calculated by Comscore’s audience measurement service. Gray also owns video program production, marketing, and digital businesses including Raycom Sports, Tupelo Honey, and RTM Studios, the producer of PowerNation programs and content, and it is the majority owner of Swirl Films.

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Gray Contacts:

www.gray.tv

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333